Exhibit 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Coded Communications Corporation on form S-8
(Registration No. 33-532802) pertaining to the Coded Communications Corporation and subsidiaries' 1992 Incentive and Non-Qualified Stock Option Plan of our report dated February 28, 1997, which includes an explanatory paragraph about the Company's ability to continue as a going concern, on our audits of the consolidated financial statements and financial statement schedule of Coded Communications Corporation as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, which is included in this Annual Report on Form 10-KSB.


                                  COOPERS & LYBRAND L.L.P.



San Diego, California
February 28, 1997